FUEL NATION

                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (this "Agreement") is entered into effective as of June 6th, 2001(the "Effective Date") by and between FUELNATION Inc. (the "Company") whose address is 1700 North Dixie Highway, Suite 125, Boca Raton, Florida 33432, and Edwin Ruh Jr., doing business as Veritas Venture Lab ("Consultant"), whose address is Four Crawford Street, Suite 8, Cambridge, MA 02139.

         Consulting Relationship. During the term of this Agreement, Consultant will provide consulting services (the "Services") to the Company as described on Exhibit A attached hereto, as needed and as requested by the Company. Consultant shall use Consultant's best efforts to perform the Services in a manner satisfactory to the Company.

         Fees. As consideration for the Services to be provided by Consultant and other obligations, the Company shall pay to Consultant the consideration specified in Exhibit B attached hereto (the "Consideration").

         Support. As additional consideration for the Services to be provided by Consultant under this Agreement, the Company will provide Consultant with such support facilities and space as may be required in the Company's judgment to enable Consultant to perform the Services properly.

         Expenses. The Company shall reimburse Consultant on a monthly basis for reasonable travel and out-of-pocket expenses incurred by Consultant in connection with its activities under this Agreement. Before incurring any expense greater than one thousand dollars ($1,000), Consultant shall secure the prior verbal consent of the Company.

         Term and Termination. Consultant shall serve as a consultant to the Company for a period commencing on the Effective Date, until this Agreement is terminated by either party, for any reason with or without cause, upon thirty
(30) days' written notice to the other party.

         Supervision of Consultant's Services. All services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and one of the Company's officers. Consultant will be required to report to a Officer concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the officers.

         Consulting or other Services for Competitors. The Company understands that Consultant does not presently perform or intend to perform, during the term of this Agreement, consulting or other services for any company, person or entity whose business or proposed business in any way involves products or services which could reasonably be determined to be competitive with the products or services or proposed products or services of the Company. If, however, Consultant desires to perform such services at any time after the Effective Date and prior to termination of this Agreement, Consultant agrees to notify the Company in writing in advance (specifying the identity of the entity or the person) and provide information sufficient to allow the Company to determine if such consulting would conflict with projects or products of the Company. If the Company determines that such business is in competition with that conducted by the Company, this Agreement shall, at the option of the Company upon written notice to Consultant, terminate immediately.




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         Proprietary Agreement. Consultant shall sign, or has signed, a
Proprietary Information Agreement for Consultant substantially in the form attached to this Agreement as Exhibit C (the "Proprietary Agreement"), prior to or on the date on which Consultant's consulting relationship with the Company commences.

         Conflicts with this Agreement. Consultant represents and warrants that neither Consultant nor any of Consultant's partners, employees or agents is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant warrants that Consultant has the right to disclose or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company in the course of performance of this Agreement, without liability to such third parties. Consultant represents and warrants that Consultant has not granted any rights or licenses to any intellectual property or technology that would conflict with Consultant's obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the services required by this Agreement.

         License and Assignment of Rights. To the extent that Consultant has intellectual property rights of any kind in any pre_existing works which are subsequently incorporated in any work or work product produced in rendering the Services, Consultant hereby grants the Company a royalty-free, irrevocable, world_wide, perpetual, non_exclusive license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, license, disclose, publish, or otherwise disseminate or transfer such subject matter. Consultant agrees that all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets which are made by Consultant (solely or jointly with others) within the scope of and during the period in which Consultant is providing Services to the Company are "works made for hire" (to the greatest extent permitted by applicable law) belonging to the Company and Consultant is compensated therefor by such amounts paid to Consultant under this Agreement, unless regulated otherwise by the mandatory law of the State of Massachusetts. To the extent there are any conflicts between this Section 10 and the Proprietary Agreement, the terms of the Proprietary Agreement shall prevail.

         Miscellaneous.

         Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties. Sole Agreement. This Agreement, including the Exhibits hereto, constitute the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

                  Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (e.g., Federal Express or UPS), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address.



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                  Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Massachusetts, without giving effect to the principles of conflict of laws.

                  Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded, and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

                  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

                  Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement, excluding Sections 8 and 10 hereof, will be finally settled by binding arbitration in Cambridge, Massachusetts in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply Massachusetts law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 11(g) shall not apply to the Proprietary Agreement.

                  Advice of Counsel. EACH PARTY acknowledges that, in executing this Agreement, SUCH PARTY has had the opportunity to seek the advice of INDEPENDENT legal counsel, and HAS read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date written by their signatures below.

                                               COMPANY
                                               FUELNation, Inc.,


                                               By
                                               Christopher R.  Salmonson


                                               CONSULTANT
                                               Veritas Venture Lab

                                               By
                                                 ------------------
                                                 Edwin Ruh Jr.





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                                    EXHIBIT A

                       DESCRIPTION OF CONSULTING SERVICES

Consultant will perform the following tasks:

The VVL consulting team will assist in efforts to close the acquisition of Wilmoth Oil as per instructions from Chris Salmonson.

Coordinate with Paul Sapita to consolidate the mid- year 2001 financials of Wilmoth, Star, and FUELNation as they become available. The completed financial statements will be forwarded to FUELNation's accountant Don Williams. (As discussed, this will be a gratis final deliverable per our December agreement).

Update the business plan to reflect the transportation roll-up story and how the implementation of the R2R system will increase efficiency, improve margins, and create additional value from purchased assets. This will include market research on the petroleum marketing industry, i.e. industry fragmentation, identification of acquisition candidates, growth forecasts, industry metrics and financing strategies, technological impacts, operational synergies, and exit strategies. As you have noted, there is significant skepticism about roll-up plays in general, so we need to tell a compelling story about why our strategy will work in this industry.

Develop the rollout strategy for the R2R system. This will essentially be a sales and marketing plan for the implementation of the R2R technology both domestically and internationally. We will identify the target market, potential customers, and determine the best strategies for selling and installing the system in as many sites as possible. We will explore the advisability of a direct sales effort, joint ventures with large oil companies, technology partners, Veeder Root etc. and the resources that will be required to implement the plan.

Develop strategic investment banking relationships. To implement this strategy, FUELNation will need strong investment banking partners to develop, finance and facilitate the proposed acquisition strategy. Our team will identify the appropriate bankers and develop relationships. We should allocate some additional funds (outside this contract) to assist us in market research and financing strategies.

Create management and organization structure. This will entail the creation of a management plan and organization chart for FUELNation, identification and recruitment of key personnel to execute its business strategy and to give the Company credibility in the marketplace and on Wall Street. We will structure management and organization around the Company's three primary components: technology, services, and operations.


Prepare presentations and meetings. We will develop high quality presentations for investors and others that will explain the compelling FUELNation story succinctly. We will also be prepared to meet with and make presentations to potential investors, clients and associates.



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Site visits to Boca Raton and Wilmoth Oil. We believe it is important for our team to observe the R2R system installed and operating as well as meeting the key members of the technology team. A site visit to Wilmoth Oil will also assist us in evaluating the roll-up scenario, determining the acquisition synergies and identifying acquisition targets. The expenses for these trips will be submitted for approval in advance when they exceed one thousand dollars, per the written consulting agreement.

The time line and deliverables schedule will be determined during the course of discussions between Consultant and Company, from time to time.




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                                   Exhibit "B"

                                  CONSIDERATION

Consultant shall be compensated for its services, such that the Company is hereby authorized to issue 1,000,000, shares of stock of the Company to the Consultant as consideration for services performed for up to a two year period, of which 50,000 shares will be issued immediately. The Company shall pay the Consultant as follows: said common shares of FUELNation stock payable upon valid invoicing of Consultant for providing its services to Company as described in exhibit "A," based on the current average market price of the Company's public traded shares (the prior week's average trading price) times a discount of 65%, times the applicable number of shares of said common stock, as this relates to the approved dollar amount invoiced by the Consultant from time to time. (For example, if the Consultant presented an acceptable invoice for $200,000 then this amount would be grossed up by 65%, which equates to $307,692; Therefor, if the average trading price of the Company's common stock was at $2.00 per share then, the company would deliver 153,846 shares of its common stock to the Consultant, rounded down as no fractional shares will be issued. ($200,000 divided by 0.65, then divided by $2.00, which equates to 153,846 shares).




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